UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Bed Bath & Beyond Inc.
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BED BATH & BEYOND INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 29, 2010

TIME	9:00 A.M. on Tuesday, June 29, 2010

PLACE	Madison Hotel One Convent Road Morristown, New Jersey 07960

ITEMS OF BUSINESS	(1) To elect nine directors until the Annual Meeting in 2011 and until their respective successors have been elected and qualified (Proposal 1).

(2) To ratify the appointment of KPMG LLP as independent auditors for the 2010 fiscal year (Proposal 2).

(3) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments.

RECORD DATE	You can vote if you were a shareholder of record on May 7, 2010.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, we urge you to vote online, via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided.  No postage is required.

Important Notice Regarding the Availability of Proxy Material for the Annual Meeting of Shareholders to be held on June 29, 2010:  this Notice of 2010 Annual Meeting of Shareholders, Proxy Statement and the Company’s 2009 Annual Report are available at www.bedbathandbeyond.com/annualmeeting2010.asp.

June 1, 2010	Warren Eisenberg Co-Chairman

Leonard Feinstein Co-Chairman

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc. (the “Company”, “we”, or “us”), a New York corporation, of proxies to be voted at our 2010 Annual Meeting of Shareholders and at any adjournment or adjournments.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

This Proxy Statement, the proxy card and our 2009 Annual Report are being mailed starting June 1, 2010.  The information regarding stock ownership and other matters in this proxy statement is as of the record date, May 7, 2010, unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•                  election of nine directors to hold office until the Annual Meeting in 2011 (Proposal 1); and

•                  ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ended February 26, 2011 (“fiscal 2010”) (Proposal 2).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NINE DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

Who may vote?

Shareholders of record of the Company’s common stock at the close of business on May 7, 2010 are entitled to receive this notice and to vote their shares at the Annual Meeting.  As of that date, there were 264,000,944 shares of common stock outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares.  How you vote will depend on how you hold your shares of Bed Bath & Beyond Inc. stock.

Shareholder of Record

If your shares are registered directly in your name with Bed Bath & Beyond Inc.’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you.  If you hold restricted stock under the Company’s 2004 Incentive Compensation Plan, you are also considered the shareholder of record with respect to those shares.  As the shareholder of record, you have the right to vote by proxy.

There are three ways you can do so:

•                  Vote by Internet - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information.  Have your proxy card in hand when you access the website.

•                  Vote by phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions.  Have your proxy card in hand when you call.

•                  Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided, or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person.  However, for those who will not be voting at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. on June 28, 2010.

Beneficial Owner

Most shareholders of Bed Bath & Beyond Inc. hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name.  If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record.  As the beneficial owner, you have the right to direct your broker on how to vote.  Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.  If you hold your shares through a NYSE member brokerage firm, such member brokerage firm has the discretion to vote shares held on your behalf with respect to the appointment of the Company’s auditors, but not with respect to the election of directors, as more fully described under “What is a broker ‘non-vote’?”

Can I change my vote?

Yes.  If you are the shareholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•                  sending a letter to the Company stating that your proxy is revoked;

•                  signing a new proxy and sending it to the Company; or

•                  attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting.  A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting.  They may be present at the Annual Meeting or represented by proxy.  Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on.

How many votes are needed to approve the proposals?

At the 2010 Annual Meeting of Shareholders, a “FOR” vote by a majority of votes cast is required for the election of directors and to ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal 2010.

A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST”.  Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST”.

What is an abstention?

An abstention is a properly signed proxy card which is marked “abstain.”

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.  Under current applicable rules, Proposal 2 is a “discretionary” item upon which New York Stock Exchange member brokerage firms that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

However, New York Stock Exchange member brokerage firms that hold shares as nominee may not vote on behalf of the beneficial owners for Proposal 1, the election of directors, unless you provide voting instructions.  Therefore, if your shares are held by such nominee, please instruct your broker regarding how to vote your shares on the election of directors.  This will ensure that your shares are counted with respect to the election of directors.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters.  As of April 1, 2010, which is the date by which any proposal for consideration at the Annual Meeting submitted by a shareholder must have been received by the Company to be presented at the Annual Meeting, and as of the date of this proxy statement, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will pay the expenses of soliciting proxies.  In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or associates of the Company.  The Company has engaged D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies.  The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

Whom should I call with other questions?

If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this document or our 2009 Annual Report on Form 10-K, please contact:  Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, NJ 07083, Attention:  Investor Relations Dept., Telephone:  (908) 688-0888.

ELECTION OF DIRECTORS (PROPOSAL 1)

How is the Board of Directors structured and who has been nominated?

The Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, has nominated for reelection as directors, for a one year term expiring at the 2011 Annual Meeting, the current members of the Board, other than Fran Stoller who has notified the Board that she has chosen not to stand for reelection as a director nominee at the 2010 Annual Meeting of Shareholders.  Ms. Stoller’s retirement from the Board will become effective as of the end of the 2010 Annual Meeting of Shareholders.  The Board has authorized a reduction in the size of the Board from 10 to nine members effective as of the end of the 2010 Annual Meeting of Shareholders.

Information concerning our directors as of the record date, and the key experience, qualifications and skills they bring to our Board, is provided below.

Warren Eisenberg, 79, is a Co-Founder of the Company and has served as Co-Chairman since 1999.  He has served as a director since 1971.  Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Leonard Feinstein, 73, is a Co-Founder of the Company and has served as Co-Chairman since 1999.  He has served as a director since 1971.  Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Messrs. Eisenberg and Feinstein remain active as part of the senior leadership of the Company and bring to the Board, among other benefits, their experience in building the Company during its nearly 40-year history and their overall experience in the retail industry, in each case for approximately 50 years.

Steven H. Temares, 51, currently serves as Chief Executive Officer of the Company.  He was President and Chief Executive Officer from 2003 to 2006 and was President and Chief Operating Officer from 1999 to 2003.  Mr. Temares joined the Company in 1992 and has served as a director since 1999.  Mr. Temares has been part of the leadership of the Company throughout its entire history as a public company.

Dean S. Adler, 53, is a Co-Founder and Chief Executive Officer of Lubert-Adler Partners, L.P., a private real estate investment firm.  He has served as a Principal of Lubert-Adler Partners, L.P. for over ten years.  He has been a director of the Company since 2001.  During the last five years, Mr. Adler also served as a director of Developers Diversified Realty Corp., a shopping center real estate investment trust, and Electronics Boutique, Inc., a mall retailer.  Mr. Adler has wide experience and involvement in commercial real estate including, in particular, retail real estate.

Stanley F. Barshay, 70, has served in a variety of senior executive positions at consumer healthcare companies.  He served as Executive Vice President of Merck & Co. (formerly Schering-Plough Corporation) and President of its Consumer Health Care Division from November 2009 until his retirement on April 1, 2010; prior to November 2009, Mr. Barshay was Chairman, Consumer Health Care, at Schering-Plough Corporation since June 2003.  Among other things, he brings to the Board specialized knowledge about the marketing of consumer goods, and in particular health and beauty care products.  He has been a director of the Company since 2003.  For many years, Mr. Barshay served in a variety of senior executive positions at American Home Products (now part of Pfizer).

Klaus Eppler, 79, has been a pensioned partner in the law firm of Proskauer Rose LLP, counsel to the Company, since 2001.  Mr. Eppler was an equity partner of Proskauer Rose LLP from 1965 to 2001, when he ceased active partnership with responsibilities for clients.  He has been a director of the Company since 1992 and has served as outside Lead Director since 2002.  Mr. Eppler is also a director of The Dress Barn, Inc., an apparel retailer.  Mr. Eppler has served as a director of one or more retailers continuously for over thirty-five years.  Throughout his career as a practicing attorney, he represented numerous public companies or their boards of directors, including many retail companies.  Mr. Eppler brings to the Board his experience with a wide variety of retailers.

Patrick R. Gaston, 52, has been the President of Verizon Foundation since 2003.  Prior to assuming this position, Mr. Gaston held a variety of management positions at Verizon Communications Inc. and its predecessors since 1984, including positions in operations, marketing, human resources, strategic planning and government relations.  He has been a director of the Company since 2007.  Among other things, Mr. Gaston brings to the Board experience with respect to very large and complex public companies.

Jordan Heller, 49, has been President of Heller Wealth Advisors LLC, a provider of financial advisory services, since 2008.  Mr. Heller was previously a partner with The Schonbraun McCann Group LLP from 2005 to 2008.  Prior to joining The Schonbraun McCann Group, Mr. Heller was a Managing Director at American Economic Planning Group.  He has been a director of the Company since 2003.  Among other things, Mr. Heller brings to the Board experience in and knowledge of various financial matters.  He serves as an “audit committee financial expert” on the Company’s Audit Committee.

Victoria A. Morrison, 57, has been the Executive Vice President & General Counsel of Edison Properties, LLC, a diversified real estate company, since 2007.  Ms. Morrison was previously practicing law as a partner in the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP since 1986.  She has been a director of the Company since 2001.  Among other things, Ms. Morrison brings to the Board experience in and knowledge of real estate law and transactions.

Fran Stoller, 51, is a practicing attorney and has been a partner in the law firm of Loeb & Loeb LLP for more than five years.  She has been a director of the Company since 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NINE NOMINEES AS DIRECTORS.

OTHER BOARD OF DIRECTORS INFORMATION

How many times did the Board of Directors meet last year?

The Board of Directors held five meetings during the fiscal year ended February 27, 2010 (“fiscal 2009”).

Director Attendance

Each director of the Company attended 100% of the total number of meetings of the Board of Directors and committees on which he or she served.  The Company encourages, but does not require, the directors to attend the Company’s Annual Meeting of Shareholders.  All of the Company’s directors attended the 2009 Annual Meeting of Shareholders (other than a director who had retired from the Board effective at that meeting), two of them by telephone conference.

How were directors compensated for fiscal 2009?

The following table provides compensation information for each member of our Board of Directors during fiscal 2009, other than Warren Eisenberg, Leonard Feinstein and Steven H. Temares, each of whom is a named executive officer of the Company and none of whom received any additional compensation for his service as a director of the Company.

Annual director fees for fiscal 2009 were $50,000.  In addition, directors serving on standing committees of the Board of Directors were paid as follows:  an additional $10,000 for Audit Committee members, an additional $7,500 for Compensation Committee members and an additional $5,000 for Nominating and Corporate Governance Committee members, other than the Lead Director, who received an additional $15,000 for acting in that capacity.  Director fees are paid on a quarterly basis.  Directors have the right to elect to receive all or fifty percent of their fees in stock or cash.  In addition to the fees above, each director received an automatic grant of restricted stock under the Company’s 2004 Incentive Compensation Plan with a fair market value on the date of the Company’s Annual Meeting of Shareholders during such fiscal year (the average of the high and low trading prices on such date) equal to $50,000, such restricted stock to vest on the first trading day following the expiration of any applicable blackout period following the last day of the fiscal year of grant provided that the director remains in office until such date.  The following table provides director compensation information for fiscal 2009.

Director Compensation Table for Fiscal 2009

As described more fully below, the following table summarizes the annual cash compensation for the non-employee directors as members of our Board of Directors during fiscal 2009.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
Dean S. Adler	57,500	(1)	50,000	(3)	107,500
Stanley F. Barshay	60,000	(2)	50,000	(3)	110,000
Klaus Eppler	65,000		50,000	(3)	115,000
Patrick R. Gaston	60,000	(1)	50,000	(3)	110,000
Jordan Heller	60,000		50,000	(3)	110,000
Robert Kaplan	16,667	(4)	0	(4)	16,667
Victoria A. Morrison	62,500		50,000	(3)	112,500
Fran Stoller	62,500		50,000	(3)	112,500

(1)                                Fifty percent of these director fees were paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) based on the fair market value per share on the second business day following the announcement of the Company’s financial results for its fiscal third quarter, which was $41.61 per share, the average of the high and low trading prices on January 8, 2010.

(2)                                This director fee was paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) as described in footnote (1).

(3)                                Represents the value of 1,624 restricted shares of common stock of the Company granted under the Company’s 2004 Incentive Compensation Plan at fair market value on the date of the Company’s 2009 Annual Meeting of Shareholders (the average of the high and low trading prices on such date).

(4)                                Mr. Kaplan received a prorated annual fee and was not granted a stock award due to his retirement from the Board of Directors effective June 30, 2009.

Director Independence

The Board of Directors, upon the advice of the Nominating and Corporate Governance Committee, has determined that each of Mses. Morrison and Stoller and Messrs. Adler, Barshay, Eppler, Gaston and Heller are “independent directors” under the independence standards set forth in The NASDAQ Listing Rule 5605(a)(2).  This determination was based on the fact that each of these directors is not an executive officer or employee of the Company or has any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  This independence assessment is analyzed annually in both fact and appearance to promote arms-length oversight.

In making its independence determinations, the Board of Directors considered transactions occurring since the beginning of the fiscal year ended March 1, 2008 (“fiscal 2007”) between the Company and entities associated with the independent directors or members of their immediate family.  In each case, the Board of Directors determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence.

The Board of Director’s independence determinations included reviewing the following relationships; however, in each case, no payments were made to any of the entities noted, during such entity’s last fiscal year, in excess of 1% of such entity’s consolidated gross revenues, where a director was a partner or owned more than a 10% equity interest in, or was an executive officer of, such entity:

•                  Mr. Adler is a principal or executive officer of several private equity funds, each with broad commercial real estate holdings.  Some of such funds have, among their investments, interests in entities which hold retail properties, and portions of two such properties are under lease to the Company or subsidiaries for the operation of three stores.

•                  Mr. Barshay was an executive officer of Merck & Co. (formerly Schering-Plough Corporation), which manufactures a wide variety of consumer goods (available for sale at many retail outlets), some of which are purchased by the Company for resale in the ordinary course of business.  Effective April 1, 2010, Mr. Barshay retired from his position at Merck.

•                  Mr. Eppler is a (non-equity) pensioned partner of Proskauer Rose LLP.  In 2001, he ceased active partnership with responsibilities for clients.  The firm has received fees for legal services from the Company during the past three fiscal years.

•                  Mr. Gaston is the President of Verizon Foundation, the philanthropic entity of Verizon Communications Inc.  The Company purchases a portion of its telecommunications services from Verizon Communications Inc. on terms and pricing generally available to Verizon customers.

Information about Committees of the Board; Compensation Committee Interlocks and Insider Participation

All members of the Audit, Compensation and Nominating and Corporate Governance Committees are considered independent pursuant to applicable Securities and Exchange Commission (“SEC”) and NASDAQ rules.  None of the members of the Compensation Committee was (i) during fiscal 2009, an officer or employee of the Company or any of its subsidiaries or (ii) formerly an officer of the Company or any of its subsidiaries.  None of our executive officers currently serves, or in fiscal 2009 has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Leadership Structure

Messrs. Eisenberg, Feinstein and Temares function together as the senior leaders of the Company.  Since Messrs. Eisenberg, Feinstein and Temares are not “independent directors” within the meaning of The NASDAQ Listing Rule 5605(a)(2), the Board of Directors appointed an independent director to serve as the outside Lead Director.  Mr. Eppler has served as the outside Lead Director since 2002.  The general authority and responsibilities of the outside Lead Director are established by the Board of Directors.  In that capacity, Mr. Eppler presides at all executive sessions of the independent directors, has the authority to call meetings of the independent directors, acts as a liaison between the members of the Board and management, functions as Secretary of the Board (including with respect to the proposal and maintenance of Board agendas and schedules for meetings), arranges for Board committee functions and acts as Secretary of all Board committees (other than when another independent director acts in such capacity), and receives communications from the Company’s shareholders.

Director Qualifications

The Board has adopted a policy regarding specific, minimum qualifications for potential directors.  These factors, and others as considered useful by the Board and the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.  The Company’s policies regarding director qualifications and skills are included on the Company’s website at www.bedbathandbeyond.com.

Qualified candidates for membership on the Board will be considered without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability.  The Nominating and Corporate Governance Committee reviews and evaluates each candidate’s character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by the Company’s shareholders), as well as the overall composition of the Board, and recommends to the Board for its approval the slate of directors to be nominated for election at the annual meeting of the Company’s shareholders.  While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Committee believes that it is desirable that Board members represent a diversity of backgrounds, including gender and race, as well as diversity of viewpoints and experience.

Board Committees

Our Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.  Information about each of these Committees follows.

Audit Committee

The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by (i) overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements and (ii) reviewing the financial reports and other financial information provided by the Company to the public.  In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their annual audit and reviewing the Company’s internal accounting controls.

The Audit Committee held eight meetings during fiscal 2009.  The current members of the Committee are Messrs. Barshay, Gaston and Heller.  The Board of Directors has determined that Mr. Heller is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and all of the members of the Committee meet the applicable independence standards for audit committee members in The NASDAQ Listing Rule 5605(c)(2)(A).

Compensation Committee

The function of the Compensation Committee is to assist the Board of Directors by (i) considering and determining all matters relating to the compensation of the Company’s Co-Chairmen, Chief Executive Officer and other executive officers (as defined in Rule 3b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such other key executives as the Committee shall determine; (ii) administering and functioning as the Committee that is authorized to make grants and awards of equity compensation to executive officers and such other key executives as the Committee shall determine under the Company’s equity compensation plans; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee’s consideration.  The Committee has the authority to engage consultants and other advisors.

The Compensation Committee held 10 meetings during fiscal 2009.  The members of the Committee during fiscal 2009 were Mr. Adler and Mses. Morrison and Stoller.  Following Ms. Stoller notifying the Board of her decision not to stand for reelection as a director nominee at the Company’s 2010 Annual Meeting of Shareholders, the Board appointed Mr. Eppler to serve as a member of the Compensation Committee in replacement of Ms. Stoller.  In addition to meeting the NASDAQ independence requirements, these members are “non-employee directors” for applicable SEC rules and are “outside directors” for purposes of applicable tax law.

Nominating and Corporate Governance Committee

The function of the Nominating and Corporate Governance Committee is to assist the Board of Directors by (i) reviewing and recommending changes in certain policies regarding the nomination of directors to the Board for its approval; (ii) identifying individuals qualified to become directors; (iii) evaluating and recommending for the Board’s selection nominees to fill positions on the Board; and (iv) recommending changes in the Company’s corporate governance policies to the Board for its approval.  The Committee’s policy is to identify potential nominees based on properly submitted suggestions from any source and has established procedures to do so.  In addition, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.  The Nominating and Corporate Governance Committee also has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.  Shareholders wishing to propose a director candidate for nomination must provide timely notice of such nomination in accordance with the Company’s By-laws.  The Nominating and Corporate Governance Committee held two meetings during fiscal 2009.  The members of the Committee during fiscal 2009 were Mr. Eppler and Mses. Morrison and Stoller.  Following Ms. Stoller notifying the Board of her decision not to stand for reelection as a director nominee at the Company’s 2010 Annual Meeting of Shareholders, the Board appointed Mr. Barshay to serve as a member of the Nominating and Corporate Governance Committee in replacement of Ms. Stoller.

Certain Relationships and Related Transactions

The Company’s Audit Committee, among other things, reviews and approves, on an annual basis and as otherwise appropriate, any proposed related party transactions.  The members of the Committee also consult with the Company’s independent auditors to ensure that the Committee considers all transactions which the auditors advise may involve transactions with related persons.  The Committee’s determinations with respect to all related party transactions are recorded in the minutes of the Committee, and the Audit Committee’s responsibility to review and approve related party transactions is set forth in the Committee’s charter.

Committee Charters; Additional Information; Risk Management

A complete copy of the charter of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee as well as the Company’s policies on director attendance at the Annual Meeting and how shareholders can communicate with the Board of Directors, are available on the Company’s website at www.bedbathandbeyond.com.

Management regularly reports to the Board of Directors with respect to compliance and risk management matters.  In fiscal 2009, the Company formalized a risk management process and committee.  The committee, which consists of a number of key executives, meets with executives of each business unit to identify and assess the significant risks in each such unit’s areas of responsibility, then analyzes what risk mitigation efforts are or should be in place to eliminate or minimize such risks to acceptable levels.

RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL 2)

Who has been appointed as the Auditors?

The Audit Committee has appointed KPMG LLP to serve as our independent auditors for fiscal 2010, subject to ratification by our shareholders.  Representatives of KPMG LLP will be present at the Annual Meeting to answer questions.  They will also have the opportunity to make a statement if they desire to do so.  If the proposal to ratify their appointment is not approved, other certified public accountants will be considered by the Audit Committee.  Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

What were the fees incurred by the Company for professional services rendered by KPMG LLP?

The fees incurred by the Company for professional services rendered by KPMG LLP for fiscal 2009 and the fiscal year ended February 28, 2009 (“fiscal 2008”) were as follows:

	2009	2008

Audit Fees	$1,138,500	$1,229,000
Audit-Related Fees	16,250	19,400
Tax Fees	224,241	114,039
All Other Fees	—	—
	$1,378,991	$1,362,439

In fiscal 2009 and fiscal 2008, in accordance with the SEC’s definitions and rules, “audit fees” included fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements and the quarterly reviews of the financial statements included in its Form 10-Q filings.  In fiscal 2009, “audit-related fees” included fees associated with the Company’s response to an SEC comment letter and the implementation of XBRL reporting requirements.  In fiscal 2008, “audit-related” fees included fees associated with respect to the setting of exercise prices for employee stock options and related matters.  In fiscal 2009 and fiscal 2008, “tax fees” included fees associated with tax planning, tax compliance (including review of tax returns) and tax advice (including tax audit assistance).  There were no “all other fees” in fiscal 2009 or fiscal 2008.  The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining KPMG LLP’s independence.

In accordance with the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by its outside auditor.  To the extent permitted by applicable laws, regulations and NASDAQ rules, the Committee may delegate pre-approval of audit and non-audit services to one or more members of the Committee.  Such member(s) must then report to the full Committee at its next scheduled meeting if such member(s) pre-approved any audit or non-audit services.

In fiscal 2009 and fiscal 2008, all (100%) audit and non-audit services were pre-approved in accordance with the Audit Committee charter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2010.

AUDIT COMMITTEE REPORT

The Board of Directors has determined that the membership of the Audit Committee meets the SEC and NASDAQ independence and experience requirements.  The Board of Directors has also determined that Mr. Heller qualifies as an “audit committee financial expert.”

The Audit Committee discussed the auditors’ review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company’s quarterly reports with the SEC; the Audit Committee also met and held discussions with management and the independent auditors with respect to the audited year end financial statements.  Further, the Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (Communication With Audit Committees), received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence.  The Committee also discussed with the auditors and the Company’s financial management matters related to the Company’s internal control over financial reporting.  Based on these discussions and the written disclosures received from the independent auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended February 27, 2010, filed with the SEC on April 27, 2010.

This audit committee report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the SEC.

AUDIT COMMITTEE
Stanley F. Barshay
Patrick R. Gaston
Jordan Heller

EXECUTIVE OFFICERS

Executive officers

Set forth below is information concerning our executive officers as of May 7, 2010.

Name	Age	Position

Warren Eisenberg	79	Co-Chairman and Director
Leonard Feinstein	73	Co-Chairman and Director
Steven H. Temares	51	Chief Executive Officer and Director
Arthur Stark	55	President and Chief Merchandising Officer
Eugene A. Castagna	44	Chief Financial Officer and Treasurer
Matthew Fiorilli	53	Senior Vice President - Stores

The biographies for Messrs. Eisenberg, Feinstein and Temares are set forth above under Election of Directors (Proposal 1).  Biographies for our other executive officers are as follows:

Arthur Stark has been President and Chief Merchandising Officer since 2006.  Mr. Stark has served as Chief Merchandising Officer since 1999 and was a Senior Vice President from 1999 to 2006.  Mr. Stark joined the Company in 1977.

Eugene A. Castagna has been Chief Financial Officer and Treasurer since 2006.  Mr. Castagna served as Assistant Treasurer from 2002 to 2006 and as Vice President - Finance from 2000 to 2006.  Mr. Castagna is a certified public accountant and joined the Company in 1994.

Matthew Fiorilli has been Senior Vice President - Stores since 1999.  Mr. Fiorilli joined the Company in 1973.

Mr. Stark, Mr. Castagna and Mr. Fiorilli, together with certain officers who are not considered to be executive officers under the Exchange Act, Richard C. McMahon, Chief Strategy Officer and Vice President - Corporate Operations, Allan N. Rauch, Vice President - Legal and General Counsel, and G. William Waltzinger, Jr., Vice President - Bed Bath & Beyond Inc. - Corporate Development and President - Harmon Stores, Inc., report to Mr. Temares and comprise the Company’s Operating Team.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation programs as they apply to our executive officers named in the Summary Compensation Table below.

Compensation Philosophy and Objectives

The Compensation Committee has developed and implemented compensation policies, plans and programs to provide competitive compensation opportunities with a significant component of actual payments being dependent principally on the Company’s performance results and on enhancements to shareholder value.  The Committee considers the total compensation package (earned or potentially available, including benefits) in establishing each element of compensation.

The policies, plans and programs are designed to meet the following objectives:

•                  Attract and retain highly qualified executives

•                  Be competitive with other major U.S. retail peer companies

•                  Reward corporate and individual performance

•                  Align the interests of executives and shareholders

•                  Promote the balance of annual and long-term results

The Company believes that its compensation policies, plans and programs have no material adverse effect on the Company’s enterprise risk.

Role of the Compensation Committee

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our named executive officers, which are our Co-Chairmen, Chief Executive Officer, President and Chief Financial Officer, as well as for such other key executives as the Committee determines.  No executive may be present during voting or deliberations with respect to matters relating to such executive’s compensation.  The Compensation Committee charter, which describes the Committee’s function, responsibilities and duties, is available on our website at www.bedbathandbeyond.com under the Investor Relations section.

The Compensation Committee consists of three members of our Board of Directors, all of whom are “independent” as defined by the NASDAQ listing standards and the applicable tax and securities rules and regulations.  Through the end of fiscal 2009, the three members were Mr. Adler and Mses. Morrison and Stoller.  The current members are Ms. Morrison and Messrs. Adler and Eppler.  The Compensation Committee meets on a regular basis for various reasons as outlined in its charter.

Methodology

In making its determinations with respect to executive compensation, the Compensation Committee has periodically engaged the services of compensation consultants.  The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any consultants and any other outside advisors who assist the Committee in carrying out its responsibilities.  In connection with making its determinations regarding compensation for our named executive officers and certain other key executives for fiscal 2008, the Compensation Committee conducted a search for an independent compensation consultant and retained James F. Reda & Associates LLC (“JFR”) to conduct a compensation review for the named executive officers and certain other executives.  JFR had not previously worked with the Company in any capacity and has not served the Company in any capacity, except as consultants to the Compensation Committee.  The Committee also sought and received advice and assistance from the law firm of Chadbourne & Parke LLP, which has acted as counsel only to the Company’s independent directors and its Board committees.  Under the direction of the Committee, the compensation review included a peer group competitive market review and total compensation recommendations by JFR.

The methodology used by JFR included reviewing available data based on the Company’s industry, revenue size and financial performance, as well as data from companies from various industries with a chairman among its named executive officers who is also a founder in light of the fact that the Company’s Co-Chairmen are its Co-Founders.  The principal peer group developed by JFR, upon which it based its recommendations, consists of 18 companies that are the Company’s direct competitors, retailing companies of similar size or retailing companies with founders/chairmen positions.  This peer group consists of the following companies:

•	Barnes & Noble, Inc.
•	The Bon-Ton Stores, Inc.
•	Dillard’s, Inc.
•	Family Dollar Stores, Inc.
•	Jones Apparel Group, Inc.
•	Kohl’s Corporation
•	Macy’s, Inc.
•	Nordstrom, Inc.
•	J.C. Penney Company, Inc.
•	Pier 1 Imports, Inc.
•	Retail Ventures, Inc.
•	Ross Stores, Inc.
•	Saks Incorporated
•	Starbucks Corporation
•	Stein Mart, Inc.
•	Target Corporation
•	The TJX Companies, Inc.
•	Williams-Sonoma, Inc.

JFR also based its recommendations for fiscal 2008 on a peer group of 14 companies from various industries with a chairman among its named executives who is also a founder.  In connection with its subsequent compensation reviews for fiscal 2009 and fiscal 2010, the Committee, together with JFR, determined that it would continue to use the 18-company peer group, but not use the second group of 14 companies since the Committee concluded that this group did not provide sufficient meaningful incremental data to warrant continued use of two separate peer groups for comparison purposes.  In connection with its review for fiscal 2009, JFR also used a subset of the nine best performing companies (in terms of net income as a percentage of sales) in the 18-company peer group.  The subset consists of the following companies:  Jones Apparel Group, Inc., Kohl’s Corporation, J.C. Penney Company, Inc., Macy’s, Inc., Nordstrom, Inc., Ross Stores, Inc., Target Corporation, The TJX Companies, Inc. and Williams-Sonoma, Inc.

The peer group analyses prepared by JFR used public company proxy statements, third party industry compensation surveys and other publicly available information.

Also, for fiscal 2008, the Compensation Committee requested advice from JFR regarding the methodology for determining equity compensation for the named executive officers and other key officers.  Based upon advice from JFR, the Compensation Committee deemed it advisable to grant stock option awards by determining the compensation allocated to these awards in dollars rather than in number of shares.  The Committee has continued that methodology for fiscal 2009 and for fiscal 2010.

In making its determinations for fiscal 2009, the Committee continued the engagement of JFR to conduct a compensation review for the named executive officers and certain other executives.  In reaching its compensation determinations for fiscal 2009, the Committee took into account both the Company’s very strong performance during fiscal 2008 as compared to the companies in its peer group and the fact that the Company’s total shareholder return and its net earnings for fiscal 2008 declined compared to fiscal 2007, in significant part due to the economic crisis.  Taking into account these factors and advice from JFR, the Committee determined that the compensation for all of the Company’s named executive officers for fiscal 2009 should remain the same as the compensation for those executives for fiscal 2008.  Of the total of $7,000,000 of equity awards to the Chief Executive Officer, $3,500,000 consisted of restricted stock and $3,500,000 consisted of stock options (compared to 34% in restricted stock and 66% in stock options in fiscal 2008).  The Committee made this reallocation to provide for equal allocation between restricted stock awards based on specifically identified performance criteria and stock option awards that are tied to stock price performance.  According to the analysis prepared by JFR, the aggregate compensation of the three senior executives was in the 73rd percentile of the 18-company peer group and 55th percentile of the subset of nine best performing companies, and the aggregate compensation of the Chief Executive Officer was in the 73rd percentile of the 18-company peer group and 53rd percentile of the subset of nine best performing companies.

In the fall of 2009, the Committee approved an amendment and restatement of the Supplemental Executive Retirement Benefit agreement (the “SERP”) with Mr. Temares, the Chief Executive Officer, principally to address the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). See “Potential Payments Upon Termination or Change in Control” below for a description of the SERP.  While the amounts payable under the SERP were not changed, the timing of the payments due was modified.  Due to this modification, a related escrow agreement was also entered into in order to provide the Company with the ability to recoup a portion of the SERP distribution in the event Mr. Temares breaches a non-competition restrictive covenant included in his employment agreement or engages in activities after the one-year non-competition period that would have constituted a breach during the non-competition period prior to payment of the full escrow amount, leaving Mr. Temares in substantially the same position as under the SERP as previously in effect.  Because any amount deposited into escrow would be net of the taxes imposed on the payment into escrow (including any amounts which may be subsequently forfeited by Mr. Temares and repaid to the Company), any such forfeiture would likely not make the Company whole for the taxes previously paid with respect to the forfeited amounts. Accordingly, Mr. Temares has agreed that in the event any amount in escrow is forfeited, he will use commercially reasonable efforts to obtain a refund of applicable taxes and remit such refund to the Company and the Company has agreed to reimburse Mr. Temares, or to pay on his behalf, reasonable legal fees and expenses incurred in connection with such a refund request.  In light of the complexities and uncertainties surrounding Section 409A, the amended SERP provides that Mr. Temares will be protected from any impact resulting from the possible application of Section 409A to the terms of the SERP such that Mr. Temares will be entitled to a payment that places him in that same economic position he would have been in under the SERP prior to the application of Section 409A.

Since the compensation for all of the Company’s named executive officers for fiscal 2009 remained the same as the compensation for those executives for fiscal 2008 and since the Company achieved strong financial results in fiscal 2009, the Committee determined, early in fiscal 2010, that all of the executive officers of the Company, other than the Co-Chairmen, should receive increases in base salaries effective in May 2010.  The Committee continued the engagement of JFR to conduct a compensation review for all executive officers, including the named executive officers and for certain other executives.  Under the direction of the Committee, this review consisted of a peer group competitive market review using the same 18-company peer group data used for the prior year’s review.  The amounts of the increases were determined by the Compensation Committee taking into account the recommendations of the Co-Chairmen.  JFR advised that in all cases the increased total cash compensation for the named executive officers was below the 75th percentile of the peer group in calculations that also compared total compensation against such group’s latest reported fiscal year compensation.  The Committee determined that in view of the earnings results in fiscal 2009 and the continued success of the Company in retaining executives and in providing long term incentives, no change would be made this year in the Company’s compensation programs for named executive officers and other key executives.

The Compensation Committee solicits input from the Co-Chairmen when considering decisions concerning the compensation of the Chief Executive Officer, and solicits input from the Co-Chairmen and the Chief Executive Officer when considering decisions concerning the compensation of the other named executive officers and any other executive whose compensation the Committee determines.  In connection with its determinations, in fiscal 2008, 2009 and 2010, the Committee consulted with the Co-Chairmen, who are the Co-Founders of the Company and who have been continuously involved in the affairs of the Company since its organization in 1971, with respect to the recommendations of JFR regarding the compensation package of the Chief Executive Officer.  The Committee also received and reviewed the recommendations of the Co-Chairmen and Chief Executive Officer regarding the salary and equity compensation awards for the other named executive officers and certain other executives for fiscal 2008, 2009 and 2010.  The compensation approved by the Compensation Committee for each of Messrs. Eisenberg, Feinstein and Temares for fiscal 2008, 2009 and 2010 was determined by the Compensation Committee taking into account recommendations of and certain data received from JFR and, in the case of Mr. Temares, the recommendations of the Co-Chairmen.  The compensation approved by the Compensation Committee for the named executive officers, other than the Co-Chairmen and Mr. Temares, for fiscal 2008, 2009 and 2010 was determined by the Compensation Committee, taking into account the recommendations of the Co-Chairmen, Chief Executive Officer and JFR and certain data the Compensation Committee requested from JFR.

Elements of Compensation

The Company seeks to provide total compensation packages to its associates, including its named executive officers, which implement its compensation philosophy.  The components of our compensation programs are base salary, equity compensation (consisting of stock options and restricted stock awards), retirement and other benefits (consisting of health plans, a limited 401(k) plan match and a deferred compensation plan) and perquisites.  The Company believes that its executive cash compensation is low compared to the other companies in our peer group.  The Company places greater emphasis in the compensation packages for named executive officers on equity incentive compensation in order to align compensation more closely with performance results and the creation of shareholder value.  The Company does not have a cash bonus program for executive officers.

Base Salary

The Company pays base salaries to provide our named executive officers with current, regular compensation that is appropriate for their position, experience and responsibilities.  Changes in base salary, if any, are effective in May of each fiscal year.  As noted above, the Company believes that cash compensation levels for our named executive officers are lower than its peers as the Company places greater emphasis on equity compensation.

Equity Compensation

The Company’s overall approach to equity compensation is to make equity awards comprised of a combination of stock options and restricted stock to all executive officers, including the named executive officers, and a small number of other executives.  These grants are made on May 10 of each year (or the following trading day should such date fall on a weekend or holiday).  The vesting provisions relating to equity compensation have been and continue to be determined with the principal purpose of retaining the Company’s executives and key associates.  The Company believes its equity compensation policies have been highly successful in the long term retention of its executives and key associates, including its named executive officers.

Consistent with the Company’s historic practice, the stock options vest over time, subject, in general, to the named executive officers remaining in the Company’s employ on specified vesting dates.  Vesting of the restricted stock awarded to these named executive officers is dependent on (i) the Company’s achievement of a performance-based test for the fiscal year in which the grant is made, and (ii) assuming achievement of the performance-based test, time vesting, subject, in general, to the executive remaining in the Company’s employ on the specified vesting dates.

The performance-based test requires that the Company’s net income in the fiscal year exceed the Company’s net income in the prior fiscal year or that the Company’s net income as a percentage of sales place it in the top half of the companies in the S&P 500 Retailing Index with respect to such measurement.  Net income is adjusted for such purpose to reflect (i) mergers, acquisitions, consolidations or dispositions, (ii) changes in accounting methods, and (iii) extraordinary items, as defined in Accounting Standards Codification Topic No. 225, “Income Statement”, or stock repurchase or dividend activity.  The Company believes that this performance-based test meets the standard for performance-based compensation under Section 162(m) (“Section 162(m)”) of the Code so that the restricted stock awards will be deductible compensation for certain executives if their annual compensation exceeds $1 million.

For fiscal 2009, the performance-based test was satisfied in that the Company’s net income exceeded the Company’s net income for fiscal 2008.  For fiscal 2008, the performance-based test was satisfied in that the Company’s net income as a percentage of sales for the prior fiscal year placed it in the top quartile of the S&P 500 Retailing Index.  The S&P 500 Retailing Index included the following companies: Abercrombie & Fitch, Amazon.com, AutoNation, AutoZone, Best Buy, Big Lots, Expedia, Family Dollar, Game Stop, GAP, Genuine Parts, Home Depot, J.C. Penney, Kohl’s, Limited Brands, Lowe’s, Macy’s, Nordstrom, Office Depot, Radio Shack, Sears, Sherwin-Williams, Staples, Target, Tiffany & Co. and The TJX Companies.

All executives (other than our named executive officers and other key executives whose compensation is determined by the Committee) and associates awarded incentive compensation receive grants consisting solely of restricted stock.  Vesting of restricted stock awarded to these associates is based solely on time-vesting with no performance-based test.

All awards of restricted stock and stock options are made under the Company’s 2004 Incentive Compensation Plan, approved by the Company’s shareholders, which is the only equity incentive plan under which the Company can currently make awards of equity compensation.

Senior Executive Compensation

In addition to considering the Company’s compensation policies generally, the Compensation Committee reviews executive compensation and concentrates on the compensation packages for the Company’s senior executive officers, namely, the Co-Chairmen (Warren Eisenberg and Leonard Feinstein, who are the Company’s Co-Founders) and the Chief Executive Officer (Steven H. Temares), believing that these three named executive officers are the most important and influential in determining the continued success of the Company.  The Company has enjoyed considerable success in the 18 years it has been a public company, and in fiscal 2009 achieved strong financial results.

For the last four years, the equity awards to the senior executive officers (and to the other named executive officers and certain other executives) have consisted of awards of restricted stock as well as stock options.

Prior to fiscal 2008, stock option awards were made by the Committee based on the number of shares covered by the options.  Beginning in fiscal 2008, stock option awards were made in dollars (with the number of shares covered by the options determined by dividing the dollar amount of the grant by the Stock Option Fair Value, as described below).  The Committee believes that making stock option awards in dollar amounts rather than share amounts is an increasingly prevalent practice and is advisable because making stock option awards in dollar amounts allows the Compensation Committee to align stock option awards with the value of the option grants.  Making stock option awards in dollars also enables the Compensation Committee to more readily evaluate appropriate aggregate compensation amounts and percentage increases or decreases for executives, in comparison to making stock option awards in share amounts (the value of which varies depending on the trading price of the Company’s stock and other factors).

In making the awards, the Committee considered the fair value of these options on the date of grant determined in accordance with Accounting Standards Codification Topic No. 718, “Compensation - Stock Compensation” (the “Stock Option Fair Value”).

As described above, for fiscal 2009, the Compensation Committee determined that there should be no increase in compensation for the top three named executive officers.

For fiscal 2010, while authorizing increases in base salaries for all of the named executive officers other than the Co-Chairmen, the Compensation Committee has determined that there should be no increase in aggregate equity compensation for the top three named executive officers, but that there should be a reallocation of equity compensation among such officers such that the total equity compensation of the Chief Executive Officer will be increased in an amount equal to a reduction in total equity compensation of the Co-Chairmen.

The aggregate equity awards to Mr. Temares for fiscal 2010 increased from fiscal 2009 by $2,000,000 to $9,000,000 (valued as described above), the increase comprised of $1,000,000 in stock options and $1,000,000 in restricted stock.  Of the total of $9,000,000 of equity awards to Mr. Temares for fiscal 2010, $4,500,000 consists of restricted stock (based on the market value of the Company’s common stock on the date of grant) and $4,500,000 consists of stock options (based on the Stock Option Fair Value).  The equity awards to Messrs. Eisenberg and Feinstein for fiscal 2010 decreased from fiscal 2009 by an aggregate of $2,000,000 from $3,000,000 to $2,000,000 for each such executive, comprised of $1,500,000 of restricted stock and $500,000 of stock options (valued on the same basis as Mr. Temares’ awards).

As described above, for fiscal 2010, the base salaries of the Co-Chairmen will remain at $1,100,000, the same as they were for the prior four fiscal years.  The base salary of Mr. Temares for fiscal 2010 was increased by $1,000,000 to $2,500,000.  According to the analysis prepared by JFR, Mr. Temares’ increased salary is below the median of the 18-company peer group.

In the view of the Compensation Committee, the base salary, stock option grants, and restricted stock awards constitute compensation packages for the Chief Executive Officer and for the Co-Chairmen appropriate for a company with the revenues and earnings of the Company.  The stock options granted to the Chief Executive Officer vest in five equal annual installments, while the stock options awarded to the Co-Chairmen vest in three equal annual installments, in each case commencing on the first anniversary of the grant date and based on continued service to the Company.  The restricted stock awards to each such executive are conditioned on the performance-based test described above with time vesting in five equal annual installments, in each case commencing on the first anniversary of the grant date and based on continued service to the Company.

In addition to the foregoing with respect to Messrs. Eisenberg, Feinstein and Temares, the Compensation Committee has determined that there be an increase for fiscal 2010 in the base salaries and the total dollar value of equity awards for the other named executive officers, Mr. Stark and Mr. Castagna, as well as for the other executives whose compensation is determined by the Compensation Committee.

For further discussion related to equity grants to the named executive officers, see “Potential Payments Upon Termination or Change in Control” below.

Other Benefits

The Company provides the named executive officers with the same benefits offered to all other associates.  The cost of these benefits constitutes a small percentage of each named executive officer’s total compensation.  Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution to the named executive officer’s 401(k) plan account, and the payment of a portion of the named executive officer’s premiums for healthcare and basic life insurance.

The Company has a nonqualified deferred compensation plan for the benefit of certain highly compensated associates, including the named executive officers.  The plan provides that a certain percentage of an associate’s contributions may be matched by the Company, subject to certain limitations.  This matching contribution will vest over a specified period of time.  See “Deferred Compensation” below.

The Company provides the named executive officers with certain perquisites including tax preparation services and car service, in the case of Messrs. Eisenberg and Feinstein, and a car allowance, in the case of all named executive officers.  The Compensation Committee believes all such perquisites are reasonable and consistent with its overall objective of attracting and retaining our named executive officers.

The Company reviews these other benefits and perquisites on an annual basis and makes adjustments as warranted based on competitive practices and the Company’s performance.

See the “All Other Compensation” column in the Summary Compensation Table for further information regarding these benefits and perquisites, and “Potential Payments Upon Termination or Change in Control” below for information regarding termination and change in control payments and benefits.

Impact of Accounting and Tax Considerations

The Compensation Committee considers the accounting cost associated with equity compensation and the impact of Section 162(m) of the Code, which generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executives, subject to certain exceptions for performance-based compensation.  Stock options and performance-based compensation granted to our named executive officers are intended to satisfy the performance-based exception and be deductible.  Base salary amounts in excess of $1 million are not deductible by the Company.

Policy on the Recovery of Incentive Compensation

In fiscal 2009, the Board adopted a policy as part of the Company’s corporate governance guidelines on the recovery of incentive compensation, commonly referred to as a “clawback policy,” applicable to the Company’s named executive officers (as defined under Item 402(a)(3) of Regulation S-K).

Advisory Vote on Executive Compensation

The Company anticipates that non-binding advisory votes on compensation practices, commonly referred to as “say-on-pay,” may in the future be mandated by law, in which case the Company will comply with such requirements.

In any event, if no such advisory vote is required by law at the time of the Company’s 2011 Annual Meeting, the Board has approved in principle that, effective with the Company’s 2011 Annual Meeting, the Company will implement a non-binding, advisory vote by the Company’s shareholders on the Compensation Committee’s compensation philosophy, policies and procedures for the Company’s named executive officers.

Conclusion

After careful review and analysis, the Company believes that each element of compensation and the total compensation provided to each of its named executive officers is reasonable and appropriate.  The value of the compensation payable to the named executive officers is significantly tied to the Company’s performance and the return to its shareholders over time.  The Company believes that its compensation programs will allow it to attract and retain a top performing management team.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2009 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION COMMITTEE
Dean S. Adler
Klaus Eppler*
Victoria A. Morrison
Fran Stoller*

* Ms. Stoller served as a member of the Committee only through the end of fiscal 2009; Mr. Eppler was appointed to the Committee on March 2, 2010.

SUMMARY COMPENSATION TABLE FOR FISCAL 2009, FISCAL 2008 AND FISCAL 2007

The following table sets forth information concerning the compensation of the Company’s principal executive officer, principal financial officer and the three most highly compensated executive officers of the Company other than its principal executive officer and principal financial officer for fiscal 2009, fiscal 2008 and fiscal 2007 (“named executive officers”).

Name and Principal Position	Fiscal Year	Salary(1) ($)	Stock Awards(2)(3) ($)	Option Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Warren Eisenberg(5)(6)	2009	1,100,000	2,000,013	1,000,007	0	73,518	4,173,538
Co-Chairman	2008	1,100,000	2,000,008	1,000,000	0	78,645	4,178,653
	2007	1,100,000	2,400,006	1,478,070	0	60,346	5,038,422

Leonard Feinstein(7)(8)	2009	1,100,000	2,000,013	1,000,007	0	138,476	4,238,496
Co-Chairman	2008	1,100,000	2,000,008	1,000,000	0	140,309	4,240,317
	2007	1,100,000	2,400,006	1,478,070	0	66,887	5,044,963

Steven H. Temares(9)(10)(11)	2009	1,500,000	3,500,002	3,500,008	175,889	21,129	8,697,028
Chief Executive Officer	2008	1,468,269	2,400,003	4,600,000	99,932	21,104	8,589,308
	2007	1,328,846	2,400,006	2,956,140	37,983	23,621	6,746,596

Arthur Stark(12)(13)	2009	1,055,000	1,000,021	590,011	0	17,182	2,662,214
President and Chief Merchandising Officer	2008	1,032,788	1,000,004	589,997	0	10,387	2,633,176
	2007	928,846	1,000,040	396,063	0	9,911	2,334,860

Eugene A. Castagna(14)(15)	2009	840,000	750,008	590,011	0	14,151	2,194,170
Chief Financial Officer and Treasurer	2008	822,319	749,995	589,997	0	13,468	2,175,779
	2007	738,076	750,019	396,063	0	16,874	1,901,032

(1)

Except as otherwise described in this Summary Compensation Table, salaries to named executive officers were paid in cash in fiscal 2009, fiscal 2008 and fiscal 2007, and increases in salary, if any, were effective in May of the fiscal year.

(2)

The value of stock awards and option awards represents their respective total fair value on the date of grant calculated in accordance with Accounting Standards Codification Topic No. 718, “Compensation — Stock Compensation” (“ASC 718”), without regard to the estimated forfeiture related to service-based vesting conditions. All assumptions made in the valuations are contained and described in footnote 13 to the Company’s financial statements in the Company’s Form 10-K for fiscal 2009. The amounts shown in the table reflect the Company’s accounting expense and do not necessarily reflect the actual value, if any, that may be realized by the named executive officers.

(3)

The vesting of restricted stock awards depends on (i) the Company’s achievement of a performance-based test for the fiscal year of the grant, and (ii) assuming the performance-based test is met, time vesting, subject in general to the executive remaining in the Company’s employ on specific vesting dates. The performance-based tests for fiscal years 2009, 2008 and 2007 were met. The fair value of the performance-based stock awards are reported above at 100% of target, their maximum value assuming the highest level of performance.

(4)

The amounts of Company matching contribution payments relating to deferred compensation reflected in this column which relate to fiscal 2007 include amounts in respect of calendar years 2007 and 2008 as fiscal 2007 commenced on March 4, 2007 and ended on March 1, 2008. Thus, certain matching contributions noted below exceed the single calendar year limitation.

(5)

Mr. Eisenberg deferred $42,308, $222,115 and $268,171 of his salary for fiscal 2009, 2008 and 2007, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount for fiscal 2009 is also reported in the Deferred Compensation Table below.

(6)

All Other Compensation for Mr. Eisenberg includes incremental costs to the Company for tax preparation services of $23,312, $21,688 and $22,988, car service of $27,429, $26,300 and $4,537 and car allowance of $22,777, $23,757 and $26,071, and an employer nonqualified deferred compensation plan matching contribution of $0, $6,900 and $6,750, for fiscal 2009, 2008 and 2007, respectively.

(7)

Mr. Feinstein deferred $42,308, $222,115 and $270,920 of his salary for fiscal 2009, 2008 and 2007, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount for fiscal 2009 is also reported in the Deferred Compensation Table below.

(8)

All Other Compensation for Mr. Feinstein includes incremental costs to the Company for tax preparation services of $23,313, $21,687 and $22,987, car service of $86,229, $82,731 and $4,537 and car allowance of $28,934, $28,991 and $32,613, and an employer nonqualified deferred compensation plan matching contribution of $0, $6,900 and $6,750, for fiscal 2009, 2008 and 2007, respectively.

(9)

Mr. Temares deferred $26,000, $20,923 and $15,769 of his salary for fiscal 2009, 2008 and 2007, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount for fiscal 2009 is also reported in the Deferred Compensation Table below. Additionally, Mr. Temares contributed $11,700, $11,700 and $8,580 of his salary for fiscal 2009, 2008 and 2007, respectively, to the Bed Bath & Beyond Inc. 401(k) Savings Plan (the “Company 401(k)”).

(10)

The actuarial present value of the benefits payable under the supplemental executive retirement benefit agreement with Mr. Temares increased from fiscal 2008 to fiscal 2009, increased from fiscal 2007 to fiscal 2008 and increased from the fiscal year ended March 3, 2007 (“fiscal 2006”) to fiscal 2007. With reference to fiscal 2009, see “Potential Payments Upon Termination or Change in Control—Messrs. Temares, Castagna and Stark” below.

(11)

All Other Compensation for Mr. Temares includes incremental costs to the Company for car allowance of $13,779, $14,209 and $16,871 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,350, $6,895 and $6,750, for fiscal 2009, 2008 and 2007, respectively.

(12)

Mr. Stark deferred $10,000, $219,159 and $232,212 of his salary for fiscal 2009, 2008 and 2007, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount for fiscal 2009 is also reported in the Deferred Compensation Table below. Additionally, Mr. Stark contributed $5,000 of his salary in each of the fiscal years to the Company 401(k).

(13)

All Other Compensation for Mr. Stark includes incremental costs to the Company for car allowance of $9,832, $3,487 and $3,162 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,350, $6,900 and $6,749, for fiscal 2009, 2008 and 2007, respectively.

(14)

Mr. Castagna deferred $78,185, $67,054 and $52,827 of his salary for fiscal 2009, 2008 and 2007, respectively, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan. Such amount for fiscal 2009 is also reported in the Deferred Compensation Table below. Additionally, Mr. Castagna contributed $6,380, $6,500 and $4,781 of his salary for fiscal 2009, 2008 and 2007, respectively, to the Company 401(k).

(15)

All Other Compensation for Mr. Castagna includes incremental costs to the Company for car allowance of $6,801, $6,570 and $10,522 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,350, $6,898 and $6,352, for fiscal 2009, 2008 and 2007, respectively.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

Messrs. Eisenberg and Feinstein

Messrs. Eisenberg and Feinstein have employment agreements with the Company for executive employment terms which expire on June 30, 2010, or as further extended by mutual agreement.  These agreements provide for salaries at the rate of $800,000 per year which may be increased from time to time by the Company.  The current annual salary for each of Messrs. Eisenberg and Feinstein is $1,100,000.  Under these agreements, each of Messrs. Eisenberg and Feinstein may at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of the greater of $400,000 (increased for cost of living adjustments) or 50% of his average salary over the three-year period prior to such election for a period (the “Senior Status Period”) of up to ten years from the date of such election.  During the Senior Status Period, the executive must provide services at a level of at least 25% of the average level of services the executive performed for the prior 36 month period.  During the Senior Status Period, the Company is required to provide to the executive an office at a location specified by the executive, a secretary, car service and car allowance, all on a basis comparable to that which is currently provided to the executive.  The agreements contain non-competition, non-solicitation and confidentiality provisions.  These provisions generally apply through the term of employment, including the Senior Status Period and any other time when salary payments are required to be made under the agreements.  The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their active employment, their Senior Status Period and during the period of supplemental pension payments.  For a complete description of payments due to Messrs. Eisenberg and Feinstein upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.

The Compensation Committee is currently engaged in discussions with Messrs. Eisenberg and Feinstein regarding the possible extension of their employment agreements after the June 30, 2010 expiration date.

Messrs. Temares, Stark and Castagna

Messrs. Temares, Stark and Castagna have employment agreements with the Company which provide for severance pay and other benefits upon a termination of their employment.  For a complete description of payments due to Messrs. Temares, Stark and Castagna upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.  These agreements also provide for non-competition and non-solicitation of the Company’s employees during the term of employment and for one year thereafter (two years in the case of Mr. Castagna), and confidentiality during the term of employment and surviving the end of the term of employment.

Potential Payments Upon Termination or Change in Control

The named executive officers’ employment agreements and certain of the plans in which the executives participate require the Company to pay compensation to the executives if their employment terminates.

The estimated amount of compensation payable to the named executive officers in each termination situation is listed in the table below.  The table is presented using an assumed termination date and an assumed change in control date of February 27, 2010, the last day of fiscal 2009 and a price per share of common stock of $41.61 (the “Per Share Closing Price”), the closing per share price as of February 26, 2010, the last business day of fiscal 2009.  Descriptions of the agreements under which such payments would be made follow:

Messrs. Eisenberg and Feinstein

Pursuant to their employment agreements, following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (as adjusted for a cost of living increase) until the death of the survivor of him and his current spouse.  The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their Senior Status Period and during the period of supplemental pension payments or following a termination upon a change in control.

Under the agreements, if Messrs. Eisenberg and Feinstein are terminated without “cause” (as defined below) or if the executive is removed from or not reelected to any officer or director position prior to his Senior Status Period (or any officer position during his Senior Status Period), there is a material diminution in the executive’s salary, benefits or perquisites or, prior to his Senior Status Period, there is a material diminution in the executive’s duties or the Company’s principal office or the executive’s own office location as assigned to him by the Company is relocated and the executive elects to terminate his employment, the executive shall be paid through the end of the term of employment and the Senior Status Period.  Following a change in control of the Company (as defined in the agreements), each of the executives may, at his option, upon 90 days’ written notice, terminate employment and shall be paid an amount equal to three times salary then in effect, if the written notice is given before the Senior Status Period, or, if during the Senior Status Period, one half of Senior Status Salary for the number of years (including fractions), if any, remaining in the Senior Status Period, payable over such applicable period in accordance with normal payroll practices.  In the event any amounts paid or provided to the executive in connection with a change in control are determined to constitute “excess parachute payments” under Section 280G of the Code which would be subject to the excise tax imposed by Section 4999 of the Code, the executive shall be entitled to receive an additional “gross-up payment” in an amount such that after payment by the executive of all taxes the executive retains an amount of such “gross-up payment” equal to the excise tax imposed.  In the event of termination of employment, the executives are under no obligation to seek other employment and there is no reduction in the amount payable to the executive on account of any compensation earned from any subsequent employment.  In the event of termination due to death of either of the executives, the executive’s estate or beneficiary shall be entitled to his salary for a period of one year following his death and payment of expenses incurred by executive and not yet reimbursed at the time of death.  In the event of termination due to the inability to substantially perform his duties and responsibilities for a period of 180 consecutive days, the executive shall be entitled to his salary for a period of one year following the date of termination (less any amounts received under the Company’s benefit plans as a result of such disability).  To the extent that any payments under the employment agreements due following the termination of Messrs. Eisenberg and Feinstein are considered to be deferred compensation under Section 409A, such amounts will commence to be paid on the earlier of the six-month anniversary of termination of employment or the executive’s death.

Either of the executives may be terminated for “cause” upon written notice of the Company’s intention to terminate his employment for cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for cause is based.  The executives shall have ten days after such notice is given to cure such conduct, to the extent a cure is possible.  “Cause” means (i) the executive is convicted of a felony involving moral turpitude or (ii) the executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under the agreement, resulting, in either case, in material economic harm to the Company, unless the executive believed in good faith that such act or non-act was in the best interests of the Company.  In addition, pursuant to their respective restricted stock agreements, shares of restricted stock granted to Messrs. Eisenberg and Feinstein will vest upon death, disability, termination of employment without “cause” or constructive termination, and for restricted stock awards granted during fiscal 2009 and fiscal 2010, vesting upon termination without “cause” or constructive termination will be subject to attainment of performance goals.

In substitution for a split dollar insurance benefit previously provided to such executives, in fiscal 2003, the Company entered into deferred compensation agreements with Messrs. Eisenberg and Feinstein under which the Company is obligated to pay Messrs. Eisenberg and Feinstein $2,125,000 and $2,080,000, respectively, in each case payable only on the last day of the first full fiscal year of the Company in which the total compensation of Mr. Eisenberg or Feinstein, as applicable, will not result in the loss of a deduction for such payment pursuant to applicable federal income tax law.

Messrs. Temares, Stark and Castagna

The agreements with Messrs. Temares and Stark provide for severance pay equal to three years’ salary, and the agreement with Mr. Castagna provides for severance pay equal to one year’s salary, if the Company terminates their employment other than for “cause” (including by reason of death or disability) and one year’s severance pay if the executive voluntarily leaves the employ of the Company.  Severance pay will be paid in accordance with normal payroll, however any amount due prior to the six months after termination of employment will be paid in a lump sum on the date following the six month anniversary of termination of employment.  Any severance payable to these executives will be reduced by any monetary compensation earned by them as a result of their employment by another employer or otherwise.  Cause is defined in the agreements as when the executive has:  (i) acted in bad faith or with dishonesty; (ii) willfully failed to follow reasonable and lawful directions of the Company’s Chief Executive Officer or the Board of Directors, as applicable, commensurate with his titles and duties; (iii) performed his duties with gross negligence; or (iv) been convicted of a felony.  Upon a termination of employment by the Company for any reason other than for “cause,” all unvested options will vest and become exercisable.  In addition, pursuant to their respective restricted stock agreements, shares of restricted stock granted to Messrs. Temares, Stark and Castagna will vest upon death, disability or termination of employment without “cause,” and for restricted stock awards granted during fiscal 2009 and fiscal 2010, vesting upon termination without “cause” will be subject to attainment of performance goals.  These agreements also provide for non-competition during the term of employment and for one year thereafter (two years in the case of Mr. Castagna), and confidentiality during the term of employment and surviving the end of the term of employment.

On November 16, 2009, the Company entered into an amendment and restatement of the supplemental executive retirement benefit agreement, dated January 11, 2006, with Mr. Steven H. Temares, and a related escrow agreement, as described below.  Under the supplemental executive retirement benefit agreement, if he remains employed by the Company through June 12, 2012 (the twentieth anniversary of his employment with the Company) or the earlier occurrence of a change of control of the Company (as defined in the agreement), he is entitled to receive a supplemental retirement benefit on his retirement or other separation from service from the Company.  The retirement benefit will be payable in the form of a lump sum equal to the present value of an annual amount equal to 50% of Mr. Temares’ annual base salary on the date of termination of employment if such annual amount were paid for a period of 10 years in accordance with the Company’s normal payroll practices.  In the event Mr. Temares is terminated without cause or his employment is terminated due to death or disability prior to June 12, 2012, he will also be eligible to receive the supplemental retirement benefit.  Except in the case of Mr. Temares’ death (in which case the supplemental retirement benefit will be immediately payable) and the agreement as to escrow, the supplemental retirement benefit will be paid on the first business day following the six month anniversary of Mr. Temares’ termination and will be includible in his income for tax purposes at such time.

In the event Mr. Temares elects to retire or voluntarily terminates his employment with the Company after June 12, 2012, a portion of the supplemental retirement benefit, net of withholdings, will be deposited into an escrow account governed by a separate agreement.  No portion of the supplemental retirement benefit will be deposited into the escrow account, however, in the event Mr. Temares dies, is terminated by the Company without cause (as such term is defined in his employment agreement), terminates due to disability, or terminates employment within 12 months following a change of control.  In the event Mr. Temares elects to retire or voluntarily terminates his employment with the Company after June 12, 2012, 1/10 of the lump sum supplemental retirement benefit distribution (net of applicable withholding taxes) will be distributed to Mr. Temares; and 9/10 of the lump sum supplemental retirement benefit distribution (net of applicable withholding taxes) will be deposited into an escrow account to be distributed in nine equal annual installments on each of the following nine anniversaries of the deposit date, subject to acceleration in the case of Mr. Temares’ death or a change of control of the Company.  The entire escrow account will be distributed to Mr. Temares’ beneficiary no later than 30 days following his death or to Mr. Temares no later than 30 days following a change of control of the Company.  If Mr. Temares does not comply with the restrictive covenant not to compete with the Company (as described in his employment agreement, for the term of the escrow agreement) prior to the payment of the entire escrow amount, the Company will have the right to direct the escrow agent to pay the remaining escrow amount to the Company no later than 15 days after notice to the escrow agent and Mr. Temares will forfeit any and all rights to such remaining escrow amount.  Mr. Temares has agreed that in the event any amount in escrow is forfeited, he will use commercially reasonable efforts to obtain a refund of applicable taxes and remit such refund to the Company and the Company has agreed to reimburse Mr. Temares, or to pay on his behalf, reasonable legal fees and expenses incurred in connection with such a refund request.  Although the amended SERP provides that Mr. Temares will be protected from any impact resulting from the possible application of Section 409A to the terms of the SERP due to the complexities surrounding Section 409A, the Company believes that no such payment will be required.

Table and related footnotes follow on the next two pages.

	Cash Severance	Senior Status Salary Continuation(3)	Option Acceleration(4)	Restricted Stock Acceleration(4)	Benefit Continuation(5)	Nonqualified Deferred Compensation Balance(6)	Supplemental Pension(7)	Split-Dollar Life Insurance Substitute Payment(8)	Total
Warren Eisenberg(9)
Termination Without Cause/ Constructive Termination(1)(2)	$373,699	$5,500,000	$—	$7,989,994	$817,834	$443,898	$912,266	$2,125,000	$18,162,691
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(1)	$373,699	$5,500,000	$—	$7,989,994	$817,834	$443,898	$912,266	$2,125,000	$18,162,691
Change in Control + Voluntary Termination(10)	$3,300,000	$—	$—	$—	$817,834	$443,898	$2,302,879	$2,125,000	$8,989,611

Leonard Feinstein(9)
Termination Without Cause/ Constructive Termination(1)(2)	$373,699	$5,500,000	$—	$7,989,994	$1,665,150	$443,898	$1,373,726	$2,080,000	$19,426,467
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(1)	$373,699	$5,500,000	$—	$7,989,994	$1,665,150	$443,898	$1,373,726	$2,080,000	$19,426,467
Change in Control + Voluntary Termination(10)	$3,300,000	$—	$—	$—	$1,665,150	$443,898	$2,841,604	$2,080,000	$10,330,652

Steven H. Temares(11)
Termination Without Cause(10)	$4,500,000	$—	$7,020,354	$10,598,192	$—	$86,216	$7,236,206	$—	$29,440,968
Voluntary Termination(12)	$1,500,000	$—	$—	$—	$—	$86,216	$—	$—	$1,586,216
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(10)	$4,500,000	$—	$7,020,354	$10,598,192	$—	$86,216	$7,236,206	$—	$29,440,968

Arthur Stark(13)
Termination Without Cause(10)	$3,165,000	$—	$1,149,406	$4,794,387	$—	$849,599	$—	$—	$9,958,392
Voluntary Termination(12)	$1,055,000	$—	$—	$—	$—	$849,599	$—	$—	$1,904,599
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(10)	$3,165,000	$—	$1,149,406	$4,794,387	$—	$849,599	$—	$—	$9,958,392

Eugene A. Castagna(14)
Termination Without Cause(12)	$840,000	$—	$1,149,406	$3,728,048	$—	$273,434	$—	$—	$5,990,888
Voluntary Termination(12)	$840,000	$—	$—	$—	$—	$273,434	$—	$—	$1,113,434
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(12)	$840,000	$—	$1,149,406	$3,728,048	$—	$273,434	$—	$—	$5,990,888

(1)                                  Cash severance represents current salary continuation through June 30, 2010.

(2)                                  In the event of a termination of employment due to death or disability, each of Messrs. Eisenberg and Feinstein (or their respective estates) will receive the same payments as if there was a “Termination Without Cause/Constructive Termination”, except that neither Mr. Eisenberg nor Mr. Feinstein (nor their respective estates) will receive either “Senior Status Salary Continuation” or “Benefit Continuation” payments.

(3)                                  Represents 50% of current salary payable for 10 years during the Senior Status Period.

(4)                                  Represents the value of unvested outstanding stock options and restricted stock that would accelerate and vest on a termination occurring on February 27, 2010.  In the case of stock options, the value is calculated by multiplying the number of shares underlying each accelerated unvested stock option by the difference between the Per Share Closing Price and the per share exercise price.  In the case of restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate and vest by the Per Share Closing Price.

(5)                                  Represents the estimated present value of continued health and welfare benefits and other perquisites for the life of the executive and his spouse.

(6)                                  Reflects executives’ vested account balances as of February 27, 2010.

(7)                                  For Messrs. Eisenberg and Feinstein, represents the estimated present value of lifetime supplemental pension payments, commencing six months following the conclusion of the Senior Status Period, except in the case of a voluntary termination following a change in control, when such payments would commence after the cash severance has been paid.  For Mr. Temares, present value will be paid out six months following (1) termination without cause or (2) any termination (including voluntary termination) following a change in control.

(8)                                  This amount will be paid on the last day of the following fiscal year.

(9)                                  Based on their employment agreements, Messrs. Eisenberg and Feinstein are eligible to receive tax gross-up payments in the event that excise taxes are triggered as a result of certain types of compensation payments, as defined under Section 280G of the Code, that may become payable in connection with a change in control.  However, no tax gross-up payments are disclosed above since neither of these executives would have been subject to excise taxes as a result of payments subject to Section 280G of the Code that would have been made in connection with a change in control occurring on February 27, 2010.

(10)                            Cash severance represents three times current salary payable over a period of three years.

(11)                            In the event of a termination of employment due to death or disability, Mr. Temares (or his estate) will receive the same payments as if there was a “Termination Without Cause”.

(12)                            Cash severance represents one times current salary payable over a period of one year.

(13)                            In the event of a termination of employment due to death or disability, Mr. Stark (or his estate) will receive the same payments as if there was a “Termination Without Cause”.

(14)                            In the event of a termination of employment due to death or disability, Mr. Castagna (or his estate) will receive the same payments as if there was a “Termination Without Cause”.

STOCK OPTIONS AND RESTRICTED STOCK

Grants of Stock Options and Restricted Stock Awards for Fiscal 2009

The following table sets forth information with respect to stock options granted and restricted stock awarded during fiscal 2009 to each of our named executive officers under the Company’s 2004 Incentive Compensation Plan (the “2004 Plan”).  The Company did not grant any non-equity incentive plan awards in fiscal 2009.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Warren Eisenberg	5/11/09	70,597	84,603	$28.33	$28.49	$3,000,020
Leonard Feinstein	5/11/09	70,597	84,603	$28.33	$28.49	$3,000,020
Steven H. Temares	5/11/09	123,544	296,109	$28.33	$28.49	$7,000,010
Arthur Stark	5/11/09	35,299	44,664	$28.33	$28.49	$1,590,032
Eugene A. Castagna	5/11/09	26,474	44,664	$28.33	$28.49	$1,340,019

(1)                                  Number of shares of restricted stock when converted from dollars to shares, which number is rounded up to the nearest whole share.

(2)                                  Pursuant to the SEC rules, stock option awards are valued in accordance with ASC 718.  See footnote 2 to the Summary Compensation Table in this Proxy Statement.

Vesting of restricted stock awards depends on (i) the Company’s achievement of a performance-based test for the fiscal year of the grant, and (ii) assuming the performance-based test is met, time vesting, subject in general to the executive remaining in the Company’s employ on specific vesting dates.  The performance-based test for fiscal 2009 was met.  The performance test is designed to meet the standard for performance-based compensation under the Code, so that restricted stock awards will be deductible compensation for certain executives if their annual compensation exceeds $1,000,000.  The stock awards granted in fiscal 2009 to Messrs. Eisenberg, Feinstein and Temares time vest in five equal installments starting on the first anniversary of the grant date.  The stock awards granted in fiscal 2009 to Messrs. Stark and Castagna time vest in five equal installments starting on the third anniversary of the grant date.

The options granted in fiscal 2009 to Messrs.  Eisenberg and Feinstein vest in three equal installments starting on the first anniversary of the grant date.  The options granted in fiscal 2009 to Mr. Temares vest in five equal installments starting on the first anniversary of the grant date.  The options granted in fiscal 2009 to Messrs. Stark and Castagna vest in five equal installments starting on the third anniversary of the grant date.  At the time of grant or thereafter, option awards and underlying shares of common stock, are not transferable other than by will or the laws of descent and distribution, except as the Compensation Committee may permit.

OUTSTANDING STOCK OPTION AND RESTRICTED STOCK AWARDS AT FISCAL YEAR END

The following table sets forth information for each of the named executive officers with respect to the value of all unexercised options and unvested restricted stock awards as of February 27, 2010, the end of fiscal 2009.

Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
Warren Eisenberg	100,000	0	$23.7815	3/30/11	192,021	$7,989,994
	200,000	0	$31.6150	3/06/12
	100,000	0	$32.5200	3/06/12
	133,333	0	$38.2200	4/25/13
	266,667	0	$38.7650	4/25/13
	300,000	0	$41.3450	3/03/14
	100,000	0	$37.5100	4/20/13
	100,000	0	$38.5150	4/17/14
	66,667	33,333	$41.1150	5/10/15
	27,123	54,244	$32.8700	5/12/16
	0	84,603	$28.3300	5/11/17

Leonard Feinstein	100,000	0	$23.7815	3/30/11	192,021	$7,989,994
	200,000	0	$31.6150	3/06/12
	100,000	0	$32.5200	3/06/12
	133,333	0	$38.2200	4/25/13
	266,667	0	$38.7650	4/25/13
	300,000	0	$41.3450	3/03/14
	100,000	0	$37.5100	4/20/13
	100,000	0	$38.5150	4/17/14
	66,667	33,333	$41.1150	5/10/15
	27,123	54,244	$32.8700	5/12/16
	0	84,603	$28.3300	5/11/17

Steven H. Temares	180,000	0	$23.7815	3/30/11	254,703	$10,598,192
	120,000	0	$24.5940	3/30/11
	120,000	0	$31.6150	3/06/12
	180,000	0	$32.5200	3/06/12
	80,000	0	$38.2200	4/25/13
	320,000	0	$38.7650	4/25/13
	300,000	0	$41.3450	3/03/14
	160,000	40,000	$37.5100	4/20/13
	120,000	80,000	$38.5150	4/17/14
	80,000	120,000	$41.1150	5/10/15
	74,857	299,431	$32.8700	5/12/16
	0	296,109	$28.3300	5/11/17

Arthur Stark	15,000	0	$23.7815	3/30/11	115,222	$4,794,387
	80,000	20,000	$38.7650	4/25/13
	60,000	40,000	$41.3450	3/03/14
	10,000	15,000	$37.5100	4/20/13
	5,000	20,000	$38.7950	4/17/14
	0	25,000	$41.1150	5/10/15
	0	41,029	$32.8700	5/12/16
	0	44,664	$28.3300	5/11/17

Eugene A. Castagna	30,000	0	$31.6150	12/31/10	89,595	$3,728,048
	80,000	20,000	$38.7650	4/25/13
	60,000	40,000	$41.3450	3/03/14
	10,000	15,000	$37.5100	4/20/13
	5,000	20,000	$38.7950	4/17/14
	0	25,000	$41.1150	5/10/15
	0	41,029	$32.8700	5/12/16
	0	44,664	$28.3300	5/11/17

(1)                                  During fiscal 2006, an independent committee of the Company’s Board of Directors identified various deficiencies in the process of granting and documenting stock options and restricted shares, with the result, among other things, that for purposes of Section 409A of the Code, certain stock options were deemed to have been granted with an exercise price less than the value of underlying common stock on the date of grant.  Under Section 409A, this would have subjected certain stock options held by a significant number of the Company’s associates (including Messrs. Eisenberg, Feinstein, Temares, Stark and Castagna) to adverse tax consequences unless brought into compliance with Section 409A.  In order to effect such compliance, the exercise price of certain options held by Messrs. Eisenberg, Feinstein and Temares was increased, and the exercise of certain options held by Messrs. Stark and Castagna was limited to a specified calendar year (in all cases without any payment or other consideration to the affected executive).  As a consequence, individual option grants to Messrs. Eisenberg, Feinstein and Temares may appear in this table as multiple entries where the exercise price was increased for only a portion of such grant, and in the case of Mr. Castagna, one grant appears with a December 31 expiration date where that year was selected as the latest year in which any portion of such grant may be exercised.

(2)                                  Market value is based on the closing price of the Company’s common stock of $41.61 per share on February 26, 2010, the last trading day in fiscal 2009.

Option Exercises and Restricted Stock Vested for Fiscal 2009

The following table includes certain information with respect to the exercise of options and vesting of restricted stock by named executive officers during fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Warren Eisenberg(1)	0	0	49,104	1,447,830
Leonard Feinstein(1)	0	0	49,104	1,447,830
Steven H. Temares(1)(4)	1,000,000	19,287,210	51,538	1,516,493
Arthur Stark(2)(5)	75,000	1,196,697	7,093	217,698
Eugene A. Castagna(3)(6)	75,000	324,180	6,314	193,416

(1)                                  Messrs. Eisenberg, Feinstein and Temares each acquired 12,463 shares with a market price of $31.17 on April 17, 2009, 12,797 shares with a market price of $30.11 on April 20, 2009 and 11,675 shares with a market price of $28.33 on May 10, 2009, upon the lapse of restrictions on previously granted shares of restricted stock.  Messrs. Eisenberg, Feinstein and Temares also acquired 12,169, 12,169 and 14,603 shares, respectively, with a market price of $28.21 on May 12, 2009, upon the lapse of restrictions on previously granted shares of restricted stock.

(2)                                  Mr. Stark acquired 3,894 shares with a market price of $31.17 on April 17, 2009, and 3,199 shares with a market price of $30.11 on April 20, 2009, upon the lapse of restrictions on previously granted shares of restricted stock.

(3)                                  Mr. Castagna acquired 3,115 shares with a market price of $31.17 on April 17, 2009, and 3,199 shares with a market price of $30.11 on April 20, 2009, upon the lapse of restrictions on previously granted shares of restricted stock.

(4)                                  Mr. Temares exercised 400,000 stock options on April 9, 2009, with an exercise price of $14.7658 and a market price of $31.04.  On July 21, 2009, Mr. Temares exercised 368,135 stock options with an exercise price of $11.4688 and a market price of $33.56.  On July 22, 2009, Mr. Temares exercised 111,865 stock options with an exercise price of $11.4688 and a market price of $33.75, and also exercised 120,000 stock options with an exercise price of $15.8125 and a market price of $33.75.

(5)                                  Mr. Stark exercised 60,000 stock options on June 30, 2009, with an exercise price of $11.4688 and a market price of $30.56.  On August 3, 2009, Mr. Stark exercised 15,000 stock options with an exercise price of $31.615 and a market price of $35.03.

(6)                                  Mr. Castagna exercised 30,000 stock options on April 9, 2009, with an exercise price of $23.7815 and a market price of $31.31.  On July 22, 2009, Mr. Castagna exercised 45,000 stock options with an exercise price of $31.615 and a market price of $33.80.

DEFERRED COMPENSATION

Effective January 1, 2006, the Company adopted a nonqualified deferred compensation plan for the benefit of employees defined by the Internal Revenue Service as highly compensated.  A certain percentage of an employee’s contributions may be matched by the Company, subject to certain plan limitations, as more fully described below.  The following table provides compensation information for the Company’s nonqualified deferred compensation plan for each of the named executive officers for fiscal 2009.

Nonqualified Deferred Compensation for Fiscal 2009

Name	Executive Contributions for Fiscal Year End 2009(1) ($)	Company Contributions for Fiscal Year End 2009(2) ($)	Aggregate Earnings (Losses) in Fiscal Year End 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End 2009 ($)
Warren Eisenberg	42,308	0	40,427	166,211	443,898
Leonard Feinstein	42,308	0	40,540	167,883	443,898
Steven H. Temares	26,000	1,528	12,291	0	86,216
Arthur Stark	10,000	4,850	111,029	0	849,599
Eugene A. Castagna	78,185	4,160	66,565	0	273,434

(1)	All amounts reported in this column were also reported in this Proxy Statement in the “Salary” column of the Summary Compensation Table for the applicable named executive officer.

(2)	All amounts reported in this column were also reported in this Proxy Statement in the “All Other Compensation” column of the Summary Compensation Table for the applicable named executive officer.

Under the Company’s nonqualified deferred compensation plan, a participant’s regular earnings may be deferred at the election of the participant, excluding bonus or incentive compensation, welfare benefits, fringe benefits, noncash remuneration, amounts realized from the sale of stock acquired under a stock option or grant, and moving expenses.

When a participant elects to make a deferral under the plan, the Company credits the account of the participant with a matching contribution equal to fifty percent of the deferral, offset dollar for dollar by any matching contribution that the Company makes to the participant under the Company’s 401(k) plan.  The payment of this matching contribution is made upon the conclusion of the fiscal year.  The maximum matching contribution to be made by the Company to a participant between the Company’s nonqualified deferred compensation plan and the Company’s 401(k) plan cannot exceed the lesser of $7,350 and three percent of a participant’s eligible compensation.

A participant is fully vested in amounts deferred under the nonqualified deferred compensation plan.  A participant has a vested right in matching contributions made by the Company under the nonqualified deferred compensation plan, depending on the participant’s years of service with the Company:  twenty percent at one to two years of service, forty percent at two to three years of service, sixty percent at three to four years of service, eighty percent at four to five years of service and one hundred percent at five or more years of service. As each of the named executive officers has more than five years of service to the Company, they are each fully vested in the matching contributions made by the Company under the plan.

Amounts in a participant’s account in the nonqualified deferred compensation plan are payable either in a lump sum or substantially equal annual installments over a period of five or ten years, as elected by the participant.  Such distributions may be delayed to a period of six months following a participant’s termination of employment to comply with applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table below sets forth certain information regarding the beneficial ownership of shares of our common stock as of May 7, 2010 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our common stock; (ii) our named executive officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of May 7, 2010 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date.  Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Exchange Act, and includes voting and investment power with respect to shares.  Percentage of beneficial ownership is based on 264,000,944 shares of our common stock outstanding at May 7, 2010.  Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, New Jersey 07083.

Name	Position	Number of Shares of Common Stock Beneficially Owned and Percent of Class as of May 7, 2010
T. Rowe Price Associates, Inc.		34,451,869	(1)	13.0%
Davis Selected Advisers, L.P.		23,585,788	(2)	8.9%
PRIMECAP Management Company		15,741,449	(3)	6.0%
Warren Eisenberg	Co-Chairman and Director	5,435,380	(4)	2.1%
Leonard Feinstein	Co-Chairman and Director	3,915,364	(5)	1.5%
Steven H. Temares	Chief Executive Officer and Director	2,351,754	(6)	*
Arthur Stark	President and Chief Merchandising Officer	322,643	(7)	*
Eugene A. Castagna	Chief Financial Officer and Treasurer	303,353	(8)	*
Dean S. Adler	Director	12,172		*
Stanley F. Barshay	Director	10,741		*
Klaus Eppler	Director	8,238		*
Patrick R. Gaston	Director	4,254		*
Jordan Heller	Director	8,150		*
Victoria A. Morrison	Director	5,933		*
Fran Stoller	Director	4,929		*
All Directors and Executive Officers as a Group (13 persons)		12,916,281		4.9%

*      Less than 1% of the outstanding common stock of the Company.

(1)                                  Information regarding T. Rowe Price Associates, Inc. was obtained from a Schedule 13G filed with the SEC on February 12, 2010 by T. Rowe Price Associates, Inc.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of 34,451,869 shares of common stock, acquired in the ordinary course of business; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of the securities.  These securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities.  The Schedule 13G also states that T. Rowe Price Associates, Inc. has the sole power to dispose or to direct the disposition of 34,451,869 shares of common stock.  The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(2)                                  Information regarding Davis Selected Advisers, L.P. was obtained from a Schedule 13G filed with the SEC on February 12, 2010 by Davis Selected Advisers, L.P.  The Schedule 13G states that Davis Selected Advisers, L.P. is deemed to have beneficial ownership of 23,585,788 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that Davis Selected Advisers, L.P. has the sole power to dispose or to direct the disposition of 23,585,788 shares of common stock.  The address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, AZ 85756.

(3)                                  Information regarding PRIMECAP Management Company was obtained from a Schedule 13G filed with the SEC on February 11, 2010 by PRIMECAP Management Company.  The Schedule 13G states that PRIMECAP Management Company is deemed to have beneficial ownership of 15,741,449 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that PRIMECAP Management Company has the sole power to dispose or to direct the disposition of 15,741,449 shares of common stock.  The address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101.

(4)                                  The shares shown as being owned by Mr. Eisenberg include:  (a) 1,751,325 shares owned by Mr. Eisenberg individually; (b) 1,382,446 shares issuable pursuant to stock options granted to Mr. Eisenberg that are or become exercisable within 60 days; (c) 500,000 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (d) 896,250 shares owned by trusts for the benefit of Mr. Eisenberg and his family members; (e) 738,598 shares owned by his spouse; and (f) 166,761 shares of restricted stock.  Mr. Eisenberg has sole voting power with respect to the shares held by him individually and in trust for his benefit but disclaims beneficial ownership of any of the shares not owned by him individually and 448,125 shares in trust for the benefit of his family members.

(5)                                  The shares shown as being owned by Mr. Feinstein include:  (a) 881,309 shares owned by Mr. Feinstein individually; (b) 1,382,446 shares issuable pursuant to stock options granted to Mr. Feinstein that are or become exercisable within 60 days; (c) 350,000 shares owned by a foundation of which Mr. Feinstein and his family members are trustees and officers; (d) 896,250 shares owned by trusts for the benefit of Mr. Feinstein and his family members; (e) 238,598 shares owned by his spouse; and (f) 166,761 shares of restricted stock.  Mr. Feinstein has sole voting power with respect to the shares held by him individually and in trust for his benefit but disclaims beneficial ownership of any of the shares not owned by him individually and 448,125 shares in trust for the benefit of his family members.

(6)                                  The shares shown as being owned by Mr. Temares include:  (a) 128,375 shares owned by Mr. Temares individually; (b) 1,988,936 shares issuable pursuant to stock options granted to Mr. Temares that are or become exercisable within 60 days; (c) 5,000 shares owned by a family limited partnership; and (d) 229,443 shares of restricted stock.  Mr. Temares has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of the shares owned by the family limited partnership, except to the extent of his pecuniary interest therein.

(7)                                  The shares shown as being owned by Mr. Stark include:  (a) 4,515 shares owned by Mr. Stark individually; (b) 210,000 shares issuable pursuant to stock options that are or become exercisable within 60 days; and (c) 108,128 shares of restricted stock.

(8)                                  The shares shown as being owned by Mr. Castagna include:  (a) 10,073 shares owned by Mr. Castagna individually; (b) 210,000 shares issuable pursuant to stock options that are or become exercisable within 60 days; and (c) 83,280 shares of restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock.  Based solely upon a review of the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for fiscal 2009, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors and executive officers, except that Patrick R. Gaston had a single Form 4 report filed eight days late.

NEXT YEAR’S ANNUAL MEETING

Proposals which shareholders intend to present at the 2011 Annual Meeting of Shareholders must be received by the Company no later than February 1, 2011, to be presented at the meeting or to be eligible for inclusion in next year’s proxy statement under the SEC’s proxy rules.  Such proposals can be sent to the Company at 650 Liberty Avenue, Union, New Jersey 07083, Attn:  Warren Eisenberg, Co-Chairman and Secretary.

In addition, under the Company’s Amended By-laws, any proposal for consideration at the 2011 Annual Meeting of Shareholders submitted by a shareholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices at 650 Liberty Avenue, Union, New Jersey 07083 between the close of business on March 1, 2011 and the close of business on March 31, 2011, and is otherwise in compliance with the requirements set forth in the Company’s Amended By-laws.  If the date of the 2011 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2010 Annual Meeting of Shareholders, notice must be received not earlier than the 120th day prior to the 2011 Annual Meeting of Shareholders and not later than the close of business on the 90th day prior to the 2011 Annual Meeting of Shareholders, or if the first public announcement of the date of the 2011 Annual Meeting of Shareholders is less than 100 days prior to the date of the 2011 Annual Meeting of Shareholders, the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever occurs first.

BED BATH & BEYOND INC.
650 LIBERTY AVENUE
UNION, NJ 07083

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Bed Bath & Beyond Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M25529- P95734	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BED BATH & BEYOND INC.
			For	Against	Abstain
1.	ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote “FOR ALL NOMINEES” with respect to Proposal 1.

Nominees for a one (1) year term:

	1a.	Warren Eisenberg	☐	☐	☐

	1b.	Leonard Feinstein	☐	☐	☐

	1c.	Steven H. Temares	☐	☐	☐

	1d.	Dean S. Adler	☐	☐	☐

	1e.	Stanley F. Barshay	☐	☐	☐

	1f.	Klaus Eppler	☐	☐	☐

	1g.	Patrick R. Gaston	☐	☐	☐

	1h.	Jordan Heller	☐	☐	☐

	1i.	Victoria A. Morrison	☐	☐	☐

2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP		For	Against	Abstain

The Board of Directors Recommends a Vote “FOR” Proposal 2.			☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may be brought before the meeting.

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice of 2010 Annual Meeting of Shareholders, Proxy Statement and 2009 Annual Report are available at www.bedbathandbeyond.com/annualmeeting2010.asp

M25530-P95734

PROXY

BED BATH & BEYOND INC.
650 LIBERTY AVENUE
UNION, NEW JERSEY 07083

ANNUAL MEETING OF SHAREHOLDERS
JUNE 29, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Warren Eisenberg and Leonard Feinstein, or either one of them, acting singly, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 7, 2010 at the Annual Meeting of Shareholders to be held on June 29, 2010 or any adjournment or adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED, FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

(Continued on Reverse Side)